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                                                                   EXHIBIT 10.92

                       English Translation and Summary of
        Credit Agreement between Postbank and Domilens Gmbh date 1/13/03

Terms of Current Account Credit Line

Domilens and Postbank agree to the following:

1) Maximum Credit Line: EUR 210,000.

2) Credit costs: The actual interest rate is 8.5% per annum. The interest rate can be adjusted.

3) Termination/Duration of the contract
The credit line is due November 30, 2003

4) Special agreement
During the duration of this agreement, Domilens needs to provide to the Postbank quarterly results. Domilens will not payout, throughout the entire term of this Credit Line Agreement, any retained earnings in the amount of EUR 2,746,639 (as per balance sheet of December 31, 2001).

5) Securities
The credit facility is personally guaranteed by the President of the German Subsidiary.

6) ...

7) ....

8) Costs...

9) Governing Law

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Deutsche Postbank AG                                          [LOGO OF POSTBANK]
-nachstehend die Postbank genannt-

Kontokorrentkredit                               Konto Nr.: 0174.022.202
                                                 Ort, Datum: Hamburg, 19.12.2002

DOMILENS Vertrieb fur medizinische Produkte GmbH
Holsteiner Chaussee 303a

22457 Hamburg

-nachstehend der Kreditnehmer genannt - schliesst/schliessen mit der Postbank folgenden Vertrag uber einen Kredit in laufender Rechnung bis zum Hochstbetrage von 210.000, - EUR
1    Krediteinraumung
Der Kredit wird in genannter Hohe auf Girokonto Nr. 0174.022.202 zur Verfugung gestellt/1/.

2    Kreditkosten
Fur die jeweils in Anspruch genommene Kreditvaluta sind die von der Postbank fur Kredite dieser Art jeweils festgesetzen Zins- und Provisionssatze zu zahlen. Anderungen der Satze werden dem Kreditnehmer mitgeteilt.

Der Zinssatz betragt zur Zeit 8,50 v. H. pro Jahr.

Sowelt der zugesagte Kredit nicht in Anspruch genommen ist, wird als Entgelt fur die Bereithaltung der gesamten Kreditvaluta eine Kreditprovision von - v.H. pro Jahr berechnet/2/
Daneben werden erhoben/2/
--

Zu jedem Rechnungsabschluss werden die bis dahin angefallenen Kreditkosten belastet. Wird dadurch der eingeraumte Kredit uberschritten, so berechnet die Postbank fur den uberzogenen Betrag-wie bei jeder Kredituberschreltung.-

[X] die fur Uberziehungen jeweils festgesetzten UBERZIEHUNGSZINSEN, zur Zeit 15,00 v.H. pro Jahr.

[ ] neben den o.g. Kreditkosten die bei ihr fur Uberziehungen jeweils festgesetzte UBERZIEHUNGSPROVISION, zur Zeit v.H. pro Jahr.
Der Kreditnehmer verpflichtet sich, die Uberziehung jeweils umgehend auszugleichen.

3    Laufzeit Kundigung
Die Krediteinraumung erfolgt unbefristet, soweit nachfolgend keine Befristung gesondert vereinbart ist.

[X]  Die Krediteinraumung ist bis 30.11.2003 befristet.
      Fur die Kundigung gilt. Nr. 18 der Allgemeinen Geschaftsbedingungen der Postbank.

4    Besondere Vereinbarungen
Wahrend der Laufzeit dieses Kreditvertrag stellt der Kreditnehmer der Postbank unaufgefordert regelmassig aktuelle Zwischenzahlen (Betriebswirtschaftliche Auswertung mit Summen- uns Saldenliste), und zwar jeweils per 30.3., 30.06., 30.09., 30.12. eines jeden Jahres, zur Verfugung. Es gilt als vereinbart, das wahrend der Laufzeit dieses Kreditvertrags die im Jahresabschluss 2001 unter der Position "Bilanzgewinn" ausgewiesenen Betrage in Hohe von Insgesamt EUR 2,746,639.25 nicht ausgeschuttet werden und im Unternehmen verbleiben. Zu dem in der durch den Gesellschafter Gunther Roepstorff in der Selbstauskunft vom
01.09.2002 angegebenen Immobilienvermogen ist uns ein aktueller vollstandiger Grundbuchauszug nachzureichen.

5    Sicherheiten
Der Kredit kann erst in Anspruch genommen werden, wenn alle Voraussetzungen dafur erfullt sind, dass die vereinbarten Sicherheiten der Postbank zur Verfugung stehen und der Postbank hieruber ggf. eine Bestatigung vorliegt. Der Kreditnehmer stellt der Postbank - unbeschadet der Haftung etwa bereits bestehender oder kunftiger Sicherheiten im Rahmen ihres Sicherungszwecks - in besonderen Vertragen folgende Sicherheiten: - Stellung einer selbstschuldnerischen Mochstbetragsburgschaft in Hohe von EUR 210.000,00 durch den Gesellschafter Gunther Roepstorff.

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6    Mehrere Kreditnehmer

Mehrere Kreditnehmer haften fur die Verbindlichkeiten aus diesem Vertrag als Gesamtschuldner. Wird die Postbank von einem Kreditnehmer befriedigt, so pruft sie nicht, ob diesem Anspruche auf von ihr nicht mehr benotigte Sicherheiten zustehen. Sie wird solche Sicherheiten grundsatzlich an den Sicherungsgeber zuruckgeben, soweit der leistende Kreditnehmer nicht nachweist, dass die Zustimmung des Sicherungsgebers zur Herausgabe an ihn Vorliegt.

7    Offenlegungs- und Auskunftspflicht

Der Kreditnehmer hat der Postbank oder einer von ihr beauftragten Stelle wahrend der gesamten Laufzeit dieses Kredites jederzeit, mindestens einmal jahrlich, Einblick in die aktuellen wirtschaftlichen Verhaltnisse zu gewahren, durch Ubergabe aussagefahiger Unterlagen (z. B. Bilanzen/Jahresabschlusse, Einkommensteuerbescheide und -erklarungen, Vermogensubersichten usw.), jede gewunschte Auskunft zu erteilen und die Besichtigung seines Betriebes zu ermoglichen. Die Postbank ist auch aufgrund gesetzlicher Vorgaben (Section 18
KWG) verpflichtet sich die wirtschaftlichen Verhaltnisse des Kreditnehmers offenlegen zu lassen.

Die Postbank kann die dafur erforderlichen Unterlagen direkt bei den Beratern des Kreditnehmers in Buchfuhrungs- und Steuerangelegenheiten nach Rucksprache mit dem Kreditnehmer anfordern. Soweit die genannten Unterlagen auf Datentrager gespeichert sind, ist der Kreditnehmer verpflichtet, diese in angemessener Frist lesbar zu machen.

Fur den Fall, dass der Kreditnehmer diese Verpflichtungen nicht erfullt, ist die Postbank berechtigt, das Kreditverhaltnis zur sofortigen Ruckzahlung zu kundigen.

Die Postbank ist berechtigt, jederzeit die offentlichen Register sowie das Grundbuch und die Grundakten einzusehen und auf Rechnung des Kreditnehmers einfache oder beglaubigte Abschriften und Auszuge zu beantragen, ebenso Auskunfte bei Versicherungen, Behorden und sonstigen Stellen, insbesondere Kreditinstituten, einzuholen, die sie zur Beurteilung des Kreditverhaltnisses fur erforderlich halten darf.

8    Kosten des Vertrages

Alle durch den Abschluss und Vollzug dieses Vertrages einschliesslich der Sicherheitenbestellung entstehenden Kosten tragt der Kreditnehmer.

9    Gerichtsstand

Soweit sich die Zustandigkeit des allgemeinen Gerichtsstandes der Postbank nicht bereits aus Section 29 ZPO ergibt, kann die Postbank ihre Anspruche im Klageweg an ihrem allgemeinen Gerichtsstand verfolgen, wenn der im Klageweg in Anspruch zu nehmende Kreditnehmer Kaufmann oder eine juristische Person im Sinne der Nr. 6 AGB ist oder bei Vertragsabschluss keinen allgemeinen Gerichtsstand im inland hat oder spater seinen Wohnsitz oder gewohnlichen Aufenthaltsort aus der Bundesrepublik Deutschland verlegt oder sein Wohnsitz oder gewohnlicher Aufenthaltsort im Zietpunkt der Klageerhebung nicht bekannt ist.

10   Allgemeine Geschaftsbedingungen

Erganzend gelten die Allgemeinen Geschaftsbedingungen der Deutschen Postbank AG. Der Wortlaut der AGB kann in den Geschaftsstellen der Deutschen Postbank AG eingesehen werden. Der Kunde kann auch die Zusendung der AGB verlangen.

Der Vertrag und die Durchschrift sind von allen auf der Vorderseite genannten Kreditnehmern zu unterschreiben!

Ort. Datum       (falls abweichend von Seite 1)
Hamburg 13.01.03

Legitimation

[X]  1. Pers. bek. und bereits legitimiert bei Konto _________ Ausgewiesen durch
     [ ] Personalausweis [ ] Reisepass Nr. _______ ausgestellt von __________

[ ]  2. Pers. bek. und bereits legitimiert bei Konto _________ Ausgewiesen durch
     [ ] Personalausweis [ ] Reisepass Nr. _______ ausgestellt von __________

[ILLEGIBLE]

Firma and Unterschrift(en) der Kreditnehmer

Der/Die Kreditnehemer handelt/handeln fur eigene Rechnung:

[X] Ja.    [ ] Nein

/s/ G. Roepstorff

Domilens GmbH

Fur die Postbank:

[ILLEGIBLE] /s/
        13.01.03